QH-423604

Certificate Of Incorporation

*I, **AVRIL MYERS** Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by*

Stoneport Advisors Commodity LS Cayman Subsidiary

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 10th day of July Two Thousand Twenty-Five

Given under my hand and Seal at George Town in the Island of Grand Cayman this 10th day of July Two Thousand Twenty-Five

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 774514831957
www.verify.gov.ky
18 July 2025